December 18, 2018

Scott Asbjornson
Chief Financial Officer
AAON INC
2425 South Yukon
Tulsa, Oklahoma 74107

       Re: AAON INC
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 27, 2018
           Form 10-Q for the Fiscal Quarter Ended September 30, 2018 Filed November 1, 2018
           File No: 0-18953

Dear Mr. Asbjornson:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction